LETTER OF INTENT

Between

Medytox Diagnostics, Inc., EPIC Reference Labs, Inc. and Rennova Health, Inc.

931 Village Blvd
Suite 905 – 196
West Palm Beach, FL 33409

-AND-

TPT MedTech, LLC.

501W. Broadway, Suite 800,
San Diego, CA. 92101

Agreement outlining the terms whereby TPT Medtech, will purchase EPIC Reference Labs, Inc.

Agreement:

This agreement dated Aug 6, 2020 outlines the present intentions of the parties herein. The agreement does not purport to deal with all the items required to fulfil the terms agreed herein but confirms the parties' intent to agree to additional terms, conditions, and provisions that may be required to complete this agreement. The parties agree that this letter is a legally binding agreement and agree to be bound by the provisions of this agreement to complete any definitive Purchase Agreement (the "Agreement") or other documents that may be required to complete the terms of the agreement.

Each party will be responsible to seek their own legal representation and neither party will have any responsibility for any legal or other costs that the other party may incur as part of or as a result of this agreement.

The parties agree and confirm that all communication and discussions regarding this agreement will remain confidential and no information will be made public without consent by both parties or as required by law.

BETWEEN:

1) TPT MedTech, LLC. 501W. Broadway, Suite 800, San Diego, CA. 92101(Buyer)

And

2) Medytox Diagnostics, Inc. C/O Rennova Health, Inc. 931 Village Blvd, Suite 905 – 196, West Palm Beach, FL 33409 (Seller)

WHEREAS:

A. EPIC Reference Labs, Inc. (hereinafter EPIC) is a clinical laboratory located at 7960 Central Industrial Dr, West Palm Beach, FL 33404. EPIC is 100% owned by Medytox Diagnostics, Inc. which is 100% owned by Rennova Health, Inc. EPIC invested $1.3M (excluding equipment) in 2015 and 2016 in building works to create a space specific for use as a clinical laboratory. This includes the electrical back up system installed at a cost of approximately $150,000

B. Buyer has developed a covid-19 testing station that will function as an extension of a clinical laboratory. Buyer intends to install these units in Florida and other States

The parties' agree as follows:

1) Buyer agrees to acquire EPIC for the total sum of $750,000.00 as follows.
   i) A $25,000.00 deposit payment will be paid within five days of signing this agreement.
   ii) The remaining balance to be paid as follows;
   The earlier of either;

Initial ST Initial SL

a. 20% of net proceeds received from fund raising that buyer has initiated and as evidenced by SEC filings

OR

b. A minimum payment of $100,000 per month until paid in full. The first $100,000 payment will be payable in September 2020.

The parties will rely on legal advice and documentation to outline these payment terms

The parties will rely on legal advice for the structure of the purchase and sale so that all requirements are met to ensure an efficient CHOW process without interruption to license or contracts that may be relevant to the operation of the Lab

2) A copy of the lease for the property will be provided by separate attachment. The parties will work together to complete whatever assignment or authorization is required for Buyer to assume the lease. The purchase price does not include a deposit in excess of $100K that EPIC has previously paid to the Landlord. It is expected that the seller will receive the return of this deposit in full on assignment of the lease to the Buyer. If there is any requirement for the deposit to remain with the Landlord as part of this transaction Buyer will reimburse EPIC in full within 30 days.

3) The Purchase price above does not include any defined laboratory equipment. A list of equipment will be provided along with a fair market price valuation and Buyer will have the right to identify any equipment that it wishes to purchase. Any equipment not selected and paid for will be removed by Seller

Liabilities and benefit

Seller will be responsible to discharge all liabilities of EPIC Reference Labs, Inc. and will remain responsible for all liabilities incurred up to the date of signing of this agreement.

Buyer will have no right to receive and have no benefit from any receivables that were generated prior to the date of this agreement. 100% of all benefit and receivables prior to this date remain the property of the Seller

Upon signing the Purchase Agreement the buyer agrees to assume all responsibility and liability for future costs and agrees to reimburse any costs after the date of this agreement that seller incurs, subject to those costs being defined and confirmed paid.

The Purchase will include (a) the execution of any definitive agreements reflecting the matters set forth herein (and which will contain representations and warranties, covenants, indemnification provisions and conditions customary to transactions of this type), (b) provision of all documents necessary to consummate the Purchase; (c) receipt of all required regulatory and other approvals and consents; The parties agree that after the date of this agreement, (i) the Company will operate only in the ordinary and usual course of business and (ii) there will be no material adverse change in the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company until paid for in full.

Seller will provide Buyer with the following:

Initial ST Initial SL

1. Company financials including a balance sheet for the past two years.
2. Corporate Tax returns filed for 2018 and 2019 for the company.
3. A listing of all loans, debts and/or claims against the company for any money owed.
4. A listing of current lawsuits or potential lawsuits threatened against the Company in the past two years for any liability whatsoever.
5. A list of any judgements currently against the Company or any Company officer or executive that could be claimed against the Company.
6. A complete listing of any and all of Seller's equipment included with the purchase.

Due diligence:
The parties are solely responsible for the completion of business, financial, legal and accounting due diligence as may be required to satisfy their needs to complete this agreement. Upon signing it will be deemed that the parties have satisfied this requirement.

Buyer will be responsible to initiate and complete the Change of Ownership process that is required by various licensing and regulatory bodies after this agreement is signed.

Corporate Approvals:
The transaction has been approved by the board of directors or management of both parties

The parties agree to complete any definitive agreements as may be required for any of the proposed transactions promptly, continuously and in good faith.

Except as required by law the parties will jointly agree on the timing and content of any disclosure relating to the proposed transaction prior to its initial public dissemination, and no such disclosure shall be made without both companies' mutual written consent.

This agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its principles of conflicts of law. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in Florida.

Access:
On signing, until the lease assignment is completed the Seller will provide Buyer and its authorized representatives reasonable access to the assets, properties, contracts, commitments, books and records of the Company, and the Company will furnish Buyer such information as Buyer may from time to time reasonably request with respect to the Company. Without limitation of the foregoing, the Company will promptly upon request, (a) permit interviews of such Company employees as Buyer designates, (b) assist the Company in contacting and arranging meetings with such customers, vendors, suppliers and other business relations of the Company as Buyer may reasonably request.

Confidentiality:
Notwithstanding anything herein to the contrary, Buyer may make such disclosures to proposed financing parties as it deems necessary or appropriate for the purpose of obtaining financing for the proposed acquisition.

Signatures on following page;

Initial ST Initial SL

Seamus Lagan

Seamus Lagan

____

For and on Behalf of Rennova Health, Inc. and EPIC Reference Labs, Inc.

Date: ________________

Stephen J. Thomas, III

____

For and on behalf of TPT Med Tech, LLC

Date: 8-6-20